United States
Securities and Exchange Commission
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2018
Hannon Armstrong Sustainable Infrastructure
Capital, Inc.
(Name of Registrant as Specified In Its Charter)

Maryland (State or other jurisdiction of incorporation)	001-35877 (Commission File Number)	46-1347456 (IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,
Maryland 21401
(Address of principal executive offices)

(410) 571-9860
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 8.01	Other Events

Proposed Offering
On December 12, 2018, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) filed with the Securities and Exchange Commission a preliminary prospectus supplement and accompanying prospectus (the “Preliminary Prospectus”) under its effective shelf registration statement on Form S-3 pursuant to Rule 424 under the Securities Act of 1933, as amended, relating to a proposed public offering of 5 million shares of the Company’s common stock, $0.01 par value per share (the “Offering”). The Preliminary Prospectus also contains certain updated disclosure regarding the Company’s business. There can be no assurance that the Company will be able to complete the Offering on the terms described in the Preliminary Prospectus or at all.
Credit Facilities
The Company is currently negotiating new senior secured revolving credit facilities with various lenders. The Company expects that the credit facilities will be comprised of two loan agreements, a representation-based loan agreement (the “Rep-Based Loan Agreement") and an approval-based loan agreement (the “Approval-Based Loan Agreement,” and, together with the Rep-Based Loan Agreement, the “Loan Agreements”). The Loan Agreements are expected to provide (a) in the case of the Rep-Based Loan Agreement, for a senior secured revolving limited-recourse credit facility in the principal amount of $250 million and (b) in the case of the Approval-Based Loan Agreement, for a senior secured revolving recourse credit facility in the principal amount of $200 million. The expected maturity of each of the Loan Agreements is July 19, 2023. Loans under the Rep-Based Loan Agreement are expected to bear interest at a rate equal to one-month LIBOR plus 1.40% or 1.85% (depending on the type of obligor) or, in certain circumstances, the Federal Funds Rate plus 0.40% or 0.85% (depending on the type of obligor) and loans under Approval-Based Loan Agreement are expected to bear interest at a rate equal to one-month LIBOR plus 1.50% or 2.00% (depending on the type of loan) or, under certain circumstances, the Federal Funds Rate plus 0.50% or 1.00% (depending on the type of loan). The Company, together with its subsidiary, Hannon Armstrong Capital, LLC, are expected to guarantee the obligations of the borrowers under each of the Loan Agreements pursuant to (i) a Limited Guaranty (Rep-Based) and (ii) a Guaranty (Approval-Based).
The Company expects that the inclusion of any of its financings in the borrowing base as collateral under the Rep-Based Loan Agreements will be subject to the Company making certain agreed upon representations and warranties, the accuracy of such which will be guaranteed under the Limited Guaranty (Rep-Based). The Company expects that the inclusion of any of its financings in the borrowing base as collateral under the Approval-Based Loan Agreements will be subject to the approval of a super majority of the lenders. The Company further expects that the amount eligible to be drawn under the Loan Agreements for purposes of financing loans made by the borrowers will be calculated by applying certain valuation percentage based on the type of financing.

Administrative fees are expected to be payable annually to the administrative agent under each of the Loan Agreements and letter agreements with the administrative agent. It is also expected that, under the Rep-Based Loan Agreement, the borrowers will pay to the administrative agent on each monthly payment date, for the benefit of the lenders, certain availability fees for the Rep-Based Loan Agreement equal to 0.60%, divided by 365 or 366, as applicable, multiplied by the excess of the available total commitments under the Rep-Based Loan Agreement over the actual amount borrowed under the Rep-Based Loan Agreement.

Each Loan Agreement is anticipated to contain terms, conditions, covenants, and representations and warranties that are customary and typical for a transaction of this nature. The Loan Agreements are expected to contain various affirmative and negative covenants, including maintenance of an interest coverage ratio and limitations on the incurrence of liens and indebtedness, investments, payments, fundamental organizational changes, dispositions, issuance of stock, changes in the nature of business, transactions with affiliates and use of proceeds.

The Company anticipates that each Loan Agreement will also include customary events of default, including a cross-default provision applicable to debt obligations of the guarantors. The occurrence of an event of default may result in termination of the Loan Agreements and acceleration of amounts due under the Loan Agreements.
To the extent that the new credit facilities close, the Company intends to use a portion of the proceeds from the new credit facilities to repay their existing credit facilities in full. However, there is no assurance that the new credit facilities will close on the terms described above or at all.

ATM Update
Since September 30, 2018, the Company has sold approximately 2.75 million shares of its common stock under its at-the-market equity offering program.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and General Counsel

Date: December 12, 2018